AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2019
Registration Statement File No. 333-107527
Registration Statement File No. 333-115894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-107527

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-115894

UNDER
THE SECURITIES ACT OF 1933

The Ultimate Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware		65-0694077
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
2000 Ultimate Way Weston, Florida 33326 (954) 331-7000 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Felicia Alvaro
Executive Vice President, Chief Financial Officer and Treasurer
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida 33326
(954) 331-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Christopher Doyle, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Telephone: (212) 806-5400

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of The Ultimate Software Group, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-3 (File No. 333-107527), filed with the SEC on July 31, 2003, pertaining to the offer and sale, from time to time, of 4,821,300 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) by certain stockholders of the Registrant described in the Registration Statement, as amended by each of Amendment No. 1 filed on October 16, 2003, Amendment No. 2 filed on December 1, 2003 and Amendment No. 3 filed on December 9, 2003; and

●
Registration Statement on Form S-3 (File No. 333-115894), filed with the SEC on May 26, 2004, pertaining to the offer and sale, from time to time, of 1,398,182 shares of Common Stock by certain stockholders of the Registrant described in the Registration Statement, as amended by Amendment No. 1 filed on June 23, 2004.

On May 3, 2019, pursuant to an Agreement and Plan of Merger, dated as of February 3, 2019 (the “Merger Agreement”), by and among the Registrant, Unite Parent Corp., a Delaware corporation (“Parent”) and Unite Merger Sub Corp., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $331.50 in cash, without interest and subject to required withholding taxes.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under any Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, on May 3, 2019.

THE ULTIMATE SOFTWARE GROUP, INC.

By:	/s/ Felicia Alvaro
Name: Felicia Alvaro
Title: Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.